Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Ivanhoe Electric Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock	457(a)	16,546,200	$12.50	$206,827,500	.0000927	$19,172.91
Fees Previously Paid	Equity	Common Stock	457(o)	—	—	$200,000,000	.0000927	$18,540
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$206,827,500		$19,172.91
	Total Fees Previously Paid							$18,540
	Total Fee Offsets							$0.00
	Net Fee Due							$632.91

(1)	Includes 2,158,200 shares of common stock subject to the underwriters’ option to purchase additional shares.

(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.